Exhibit 10.31

Executive Officer 2010 Bonus, and 2011 Salaries and Target Bonuses:

Name	Title	2010 Bonus	2011 Salary
Ramin (“Ron”) Najafi, Ph.D.	Chairman and Chief Executive Officer	$56,298	$366,413
Thomas J. Paulson	Chief Financial Officer and Treasurer	32,018	257,313
Behzad Khosrovi, Ph.D.	Chief Alliance Officer and SVP, Product Development	30,721	244,961
Mark Anderson, Ph.D.	Chief Scientific Officer	28,100	220,000
Roy J. Wu, M.B.A.	Senior Vice President, Business Development	26,131	230,000